                                                                  Exhibit (a)(1)

                               BRIO SOFTWARE, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
               GRANTED ON OR AFTER AUGUST 3, 2000 FOR NEW OPTIONS

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         THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., CALIFORNIA
          TIME, ON WEDNESDAY, DECEMBER 5, UNLESS THE OFFER IS EXTENDED.

        ----------------------------------------------------------------


     Brio Software, Inc. is offering eligible employees the opportunity to exchange certain outstanding stock options granted on or after August 3, 2000 (the "eligible options", and if accepted for exchange, "old options") for new options that we will grant to purchase shares of our common stock (the "new options") under certain of our employee stock option plans. If you wish to accept this offer, you must tender all of your eligible options for exchange. No partial tenders will be accepted.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Stock Option Election Letter of Transmittal and Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     Who Can Participate in the Exchange? You can participate in this exchange if you are an employee of Brio Software, Inc. on the date the new options are granted and you were granted a stock option on or after August 3, 2000. This offer is not open to consultants, former employees and non-employee directors of Brio Software, Inc. We will grant new options as soon as practicable after the expiration date of this offer, but in any event no later than 3 business days following the expiration date. We expect that the expiration date of this Offer to Exchange will be on or about Wednesday, December 5, 2001, so the grant date of the new options would be on or before Monday, December 10, 2001.

     Which Options are Eligible Options? All options granted on or after August 3, 2000 that are currently outstanding under our 1998 Stock Option Plan ("1998 Plan") and 2000 Non-Executive Stock Option Plan ("2000 Plan") are eligible options. If you choose to tender any options you hold that are eligible for cancellation under this offer, you must tender all eligible options that you hold.

     How Many New Options Will I Receive? Each new option granted in the offer will allow you to purchase the same number of shares of our common stock as the old option for which it was exchanged. For example, if you tender and we accept an eligible option to purchase 4,800 shares, that option will be exchanged for a new option to purchase 4,800 shares.

     What is the Exercise Price of the New Options? Each new option will have an exercise price equal to $2.00. This price is higher than the current market price of our common stock, which closed at $1.34 on November 2, 2001. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

         What is the Vesting Period and Term of the New Options? Each new option will have the same vesting commencement date and vesting schedule as the old option for which it was exchanged. However, the new options will not be exercisable, whether or not vested, during a newly-imposed "blackout period" that begins on the date the new options are granted and ends on the earlier of

         o    six months after the date of grant of the new options, or

         o    the closing date of a sale of the company.

         For purposes of the offer, a sale of the company is a sale of all or substantially all of the assets of Brio Software, Inc., or a merger, consolidation or other capital reorganization of Brio Software, Inc. with or into any other corporation, other than a transaction in which the stockholders of Brio Software, Inc. immediately prior to the transaction own at least a majority of the voting power of the surviving corporation following the transaction.

         Note that the vesting schedule of options issued to new employees typically includes a "cliff" on vesting, meaning that shares do not vest during that cliff period, which usually lasts until one year after the start date of employment. New options will have the same cliff period as the old options that they replace. However, new options that are still in the cliff period at the time of the closing of a sale of the company will have their vesting schedules accelerated so that they would be vested in that number of shares in which they would have been vested had the option vested from the vesting commencement date without any cliff period, in equal monthly amounts over the vesting schedule. As compared to the old option, the cliff period under a new option will end early in the case of the closing of a sale of the company during the cliff period. Detailed examples of the vesting and exercisability of the new options are provided in Section 9 of this Offer to Exchange.

         If your employment with us terminates during the blackout period, the exercisability of the new options will depend on whether you have been terminated for cause or voluntarily resigned. If we terminate your employment without cause during the blackout period, you will be able to exercise your new options for three months after the termination date to the extent those options are vested.

If your employment is terminated for cause, or if you quit, resign or otherwise voluntarily terminate your employment with us before the end of the blackout period, your new options will be canceled immediately and will not be exercisable in any amount, regardless of whether the old options would have been fully or partially vested at the time of your voluntary termination. In this case, you would lose your rights under the new options, even though the old options would have been fully or partially vested at the time of your voluntary termination had they not been exchanged. This means you would never have the opportunity to exercise even your vested new options, whereas you would have been able to exercise your old options had you not participated in the exchange program.

     Regardless of the term of the eligible option you exchange for the new option, the new option will expire five years after the date of grant.

     What does the Company Recommend that I Do? Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options. We encourage you to consult with your personal advisors if you have questions about your financial or tax situation.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "BRIO". On November 2, 2001, the closing price of our common stock on the Nasdaq National Market was $1.34 per share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

     You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the related Stock Option Election Letter of Transmittal or Notice to Change Election from Accept to Reject to Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, phone (408) 496-7417.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

     If you choose to accept this offer, you must complete and sign the Stock Option Election Letter of Transmittal (the "Election Form") and return it to Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, fax (408) 496-7690 before 9 p.m., California time, on Wednesday, December 5, 2001. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. You do not need to return your original stock option agreements for your eligible options to elect to accept this offer.

     We are not making this offer to, and will not accept tender of options from, option holders in any jurisdiction in which the offer or acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in compliance with the laws of any of these jurisdictions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION APART FROM THE INFORMATION CONTAINED IN THIS OFFER AND

THE RELATED DOCUMENTS, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

SUMMARY TERM SHEET ....................................................     1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER ...........................     7

THE OFFER .............................................................     8

1.       Eligibility ..................................................     8
2.       Number of Options; Expiration Date ...........................     8
3.       Purpose of the Offer .........................................    10
4.       Procedures for Electing to Exchange Options ..................    11
5.       Change in Election; Withdrawal Rights ........................    12
6.       Acceptance of Options for Exchange and Cancellation
         and Issuance of New Options ..................................    12
7.       Conditions of the Offer ......................................    13
8.       Price Range of Common Stock ..................................    14
9.       Source and Amount of Consideration; Terms of New Options .....    15
10.      Information About Brio Software, Inc. ........................    20
11.      Interests of Directors and Officers; Transactions and
         Arrangements Concerning the Options ..........................    21
12.      Status of Options Acquired by Us in the Offer; Accounting
         Consequences of the Offer ....................................    21
13.      Legal Matters; Regulatory Approvals ..........................    22
14.      Material Federal Income Tax Consequences .....................    22
15.      Material International Tax Consequences ......................    23
16.      Extension of Offer; Termination; Amendment ...................    28
17.      Fees and Expenses ............................................    29
18.      Additional Information .......................................    29
19.      Forward Looking Statements; Miscellaneous ....................    30

SCHEDULE A--Information About the Directors and Executive
            Officers of Brio Software, Inc. ...........................    32

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Stock Option Election Letter of Transmittal and Notice to Change Election from Accept to Reject because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.  WHO IS ELIGIBLE TO PARTICIPATE IN THE OPTION EXCHANGE OFFER?

     All employees of Brio Software, Inc. holding options granted on or after August 3, 2000 are eligible to participate in the offer. However, you must also be an employee of Brio Software, Inc. on the date the new options are granted in order to receive the new option. (See Question 5 below regarding the date the new options will be granted.) Consultants, former employees and non-employee directors of Brio Software, Inc. are not eligible to participate in the offer. (See Section 1.)

Q2.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options granted on or after August 3, 2000 that are outstanding under our 1998 Plan and 2000 Plan held by eligible employees. Outstanding incentive stock options ("ISO") will be exchanged for new ISOs, to the extent permitted under applicable tax law, and outstanding nonstatutory stock options ("NSO") will be exchanged for new NSOs. (See Sections 2, 9 and 14.)

Q3.  WHY ARE WE MAKING THE OFFER?

     We as a company are committed to the concept of providing incentive to employees to create value for the stockholders and to the concept of employees as equity owners. In light of the recent stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We believe it is appropriate to offer this exchange program to help us advance our interests by creating better incentives for and thus increasing the retention and motivation of our employees. (See Section 3.)

Q4.  ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions, including the conditions described in Section 7 of the Offer. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged by option holders in the aggregate.

Q5.  WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant new options as soon as practicable after the expiration date of the offer, but in any event no later than 3 business days following the expiration date. We expect that the expiration date of this Offer to Exchange will be on or about Wednesday, December 5, 2001, in which case the grant date would be on or prior to Monday, December 10, 2001. We expect to distribute the new option agreements within four to six weeks after the expiration of this offer. (See Section 6.)

Q6.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I TENDER?

     Each new option granted in the offer will allow you to purchase, subject to term and vesting requirements, the same number of shares purchasable on exercise of the option(s) you surrendered in the offer. For example, if you hold an eligible option to purchase 4,800 shares, that option will be exchanged for a new option to purchase 4,800 shares. (See Section 9.)

Q7.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     Each new option will have an exercise price equal to $2.00. This price is higher than the current market price of our common stock, which closed at $1.34 on November 2, 2001. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options in the offer. (See Section 8.)

Q8.  WHEN WILL THE NEW OPTIONS VEST?

     Each new option will have the same vesting commencement date and vesting schedule as the old option for which it was exchanged. However, the new options will not be exercisable, whether or not vested, during a newly-imposed "blackout period" that begins on the date the new options are granted and ends on the earlier of

     o    six months after the date of grant of the new options, or

     o    the closing date of a sale of the company.

     For purposes of the offer, a sale of the company is a sale of all or substantially all of the assets of Brio Software, Inc., or a merger, consolidation or other capital reorganization of Brio Software, Inc. with or into any other corporation, other than a transaction in which the stockholders of Brio Software, Inc. immediately prior to the transaction own at least a majority of the voting power of the surviving corporation following the transaction.

     Note that the vesting schedule of options issued to new employees typically includes a "cliff" on vesting, meaning that shares do not vest during that cliff period, which usually lasts until one year after the start date of employment. New options will have the same cliff period as the old options that they replace. However, new options that are still in the cliff period at the time of the closing of a sale of the company will have their vesting schedules accelerated so that they would be vested in that number of shares in which they would have been vested had the option vested from the vesting commencement date without any cliff period, in equal monthly amounts over the vesting schedule. As compared to the old option, the cliff period under a new option will end early in the case of the closing of a sale of the company during the cliff period. Detailed examples of the vesting and exercisability of the new options are provided in Section 9 of this Offer to Exchange.

     If your employment with us terminates during the blackout period, the exercisability of the new options will depend on whether you have been terminated for cause or voluntarily resigned. If we terminate your employment without cause during the blackout period, you will be able to exercise your new options for three months after the termination date to the extent those options are vested.

     If your employment is terminated for cause, or if you quit, resign or otherwise voluntarily terminate your employment with us before the end of the blackout period, your new options will be canceled immediately and will not be exercisable in any amount, regardless of whether the old options would have been fully or partially vested at the time of your voluntary termination. In this case, you would lose your rights under the new options, even though the old options would have been fully or partially vested at the time of your voluntary termination had they not been exchanged. This means you would never have the opportunity to exercise even your vested new options, whereas you would have been able to exercise your old options had you not participated in the exchange program. (See Section 9.)

Q9. WHAT IF I AM AN EMPLOYEE OF BRIO SOFTWARE, INC. WHEN I TENDER MY OPTIONS, BUT NOT AN EMPLOYEE ON THE DATE THE NEW OPTIONS ARE GRANTED?

     If you will not be an employee on the date the new options are granted (See Question 5 above), or if you believe there is a significant possibility you will not be an employee on the date the new options are granted, we recommend that you not accept the offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, if your employment with Brio Software, Inc. ends, you generally will be able to exercise your eligible options for three months thereafter to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options will be canceled and if you are no longer an employee on the date the new options are granted, you will not receive any new options.

     In addition, please review the vesting terms of the new options, particularly the description of the effect of termination on exercisability, as described in the answer to Question 8 above and in Section 9 below.

Q10. WHEN WILL THE NEW OPTIONS EXPIRE?

     The new options will expire at 11:59 p.m., California time, five years from the date the new options are granted, which would be on or about December 10, 2006 assuming a December 10, 2001 grant date. (See Section 2.)

Q11. HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

     A leave of absence will not have any impact on the number of shares you may purchase under the new options. However, like our other options, vesting under the new options will be suspended for personal unpaid leave in accordance with Brio Software, Inc. policy (that is, leave for discretionary personal reasons and not medical or family leave provided under our policy or applicable law). If you are currently on leave, and the vesting of your options is suspended as described above, if you accept this offer your new options will not begin to continue vesting until you return to work. If your new option expires before you vest in full because vesting was suspended while you were on leave, any unvested portion will be canceled. This policy may vary as required by law. (See Section
9).

Q12. DOES PARTICIPATING IN THIS OFFER AFFECT MY ELIGIBILITY FOR BONUSES UNDER
     THE COMPANY'S NEW BONUS PROGRAM?

     No, the two programs are completely separate and distinct. The new bonus program provides for bonuses, to be paid in stock or cash at our election, if certain prospective corporate quarterly financial objectives are met. This bonus program does not impact your stock options in any way and your decision to participate or not participate in the option exchange program will not affect your eligibility to receive bonuses under the new bonus program. (See Section 9.)

Q13. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

     Yes, if your eligible options would be fully or partially vested by the date that is six months after the new options are granted. The new options will not be exercisable, whether or not vested, during a blackout period that begins from the grant of new options and ends on the earlier of (a) six months after the date of grant of the new options, or (b) the closing date of a sale of the company. So if your eligible options are fully or partially vested, you will not be able to exercise new options issued in exchange for those eligible options during the blackout period, even though you would have been able to fully or partially exercise the old options. For related detail and examples, please review the vesting terms of the new options, as described in the answer to Question 8 above and in Section 9 below.

     Further, if your employment with us is terminated for cause, or if you quit, resign or otherwise voluntarily terminate your employment with us before the end of the blackout period, your new options will be canceled immediately and will not be exercisable in any amount, regardless of whether the old options would have been fully or partially vested at the time of your voluntary termination. In this case, you would lose your rights under the new options, even though the old options would have been fully or partially vested at the time of your voluntary termination had they not been exchanged. This means you would never have the opportunity to exercise even your vested new options, whereas you would have been able to exercise your old options had you not participated in the exchange program. (See Sections 2, 9.)

Q14. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     If you have more than one eligible option, then you must exchange all of your eligible option grants. For example, if you have three options which were granted on different days (January 14, 2000, August 3, 2000 and June 15, 2001, respectively), and you accept the offer, you must exchange all of the options granted on August 3, 2000 and June 15, 2001. You will not be able to exchange the option granted on January 14, 2000 because it is not eligible for the offer. (See Section 2.)

Q15. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELED OPTIONS?

     Yes. Once we have accepted options tendered by you, these options will be cancelled and you will no longer have any rights under those options. (See
Section 12.)

Q16. ARE THERE CIRCUMSTANCES IN WHICH I MIGHT NOT BE GRANTED NEW OPTIONS?

     Yes. Even if we accept your eligible options, we will not grant new options to you if we are prohibited to do so by applicable law. We do not anticipate that we will be prohibited from granting your new options and we will use reasonable efforts to avoid any prohibition. Also, if you are no longer an employee on the date the new options are granted, you will not receive any new options. (See Section 6.)

Q17. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. (See Section 14 for further U.S. federal tax consequences and See Section 15 for material international tax consequences for employees who are non-U.S. tax residents.)

Q18. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     Yes, to the extent allowed by applicable law. (See Sections 9 and 14.)

Q19. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

     If you elect not to exchange your eligible options for new options in connection with the offer, you will not be subject to current income tax. However, if your options are incentive stock options, you should be aware that the Internal Revenue Service may characterize the offer as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the Internal Revenue Service that your options are modified could cause the options to be deemed re-granted to you, thereby causing your incentive stock option holding period to re-commence as of the date of such re-grant and, depending on your personal circumstances, possibly causing all or a portion of your incentive stock options to be treated as nonstatutory options.

     If you intend not to exchange your eligible incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of such a decision under your personal circumstances. (See Section 14.)

Q20. WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON BRIO SOFTWARE, INC.?

     As a result of our decision to extend this offer to our employees, all new options under this offer will be treated for financial reporting purposes as subject to variable accounting treatment. This means that we will be required to record the non-cash accounting impact of decreases and increases in our stock price in compensation expense in connection with the new options issued or granted. We will have to continue this variable accounting with respect to these options until the new options are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we will record.

Q21. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I KNOW IF IT IS EXTENDED?

     The offer expires on Wednesday, December 5, 2001, at 9 p.m., California time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 6 a.m., California time, on the next business day following the previously scheduled expiration of the offer period. (See Section 16.)

Q22. WHAT DO I NEED TO DO?

     If you choose to accept the offer, you need to complete and sign the Election Form and deliver it to Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, fax (408) 496-7690, before 9 p.m., California time, on Wednesday, December 5, 2001. Additional detailed instructions are attached to the Election Form. You should review the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject, along with all related attachments before making your election. We will only accept a paper copy or facsimile of your Election Form. Delivery by email will not be accepted.

     If we extend the offer beyond Wednesday, December 5, 2001, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

     If you have any questions about how to deliver your Election Form, or you cannot timely deliver your Election Form as instructed, please contact Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, phone (408) 496-7417. (See Section 5.)

Q23. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before 9 p.m., California time, on Wednesday, December 5, 2001. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a Notice to Change Election from Accept to Reject to Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, fax (408) 496-7690 before the offer expires. You may change your election more than once. (See Section 5.)

Q24. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

     If you do not accept the offer, or if we do not accept the options you tender, you will keep all of your current options, and you will not receive any new options. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 18 above.

Q25. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. Because the eligible employees hold options with a range of exercise prices, widely varying ratios of vested to unvested options and have future employment plans that are unknown to us, neither we nor our Board of Directors believes that a general recommendation regarding your decision is appropriate. You must make your own decision whether or not to tender your options. We encourage you to consult with your personal advisors if you have questions about your financial or tax situation.

Q26. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, phone (408) 496-7417.

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described in this Offer to Exchange. In addition, the risk factors set forth in the Brio Software, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001 and the Brio Software, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2001, filed with the SEC on June 29, 2001, as amended, highlight the material risks of an investment in our common stock. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing tax consequences, as well as the rest of this Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject for a fuller discussion of the risks which may apply to you before deciding to participate in this exchange offer.

     IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR CANCELED OPTION. Once your option is canceled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option. In addition, you might voluntarily terminate your employment, or your employment might be terminated by us for cause if you commit certain acts against Brio Software, between now and the end of the six-month blackout on exercisability being imposed on the new options. If this were to happen, you would not be able to exercise any of your new options, even though you would have been able to exercise your vested old options had they not been cancelled in the exchange offer. See Section 9 below.


                                    THE OFFER

1.   ELIGIBILITY.

     Employees are "eligible employees" if they are employees of Brio Software, Inc. on the date the new options are granted. Consultants, non-employee directors and former employees of Brio Software, Inc. are not "eligible employees."

2.   NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options held by eligible employees granted on or after August 3, 2000. This offer does not include the class of options held by option holders who are not employees of Brio Software, Inc. on the date the new options are granted. In addition, this offer does not include consultants or non-employee directors of Brio Software, Inc.

     If you elect to participate in this offer, you must tender all of your options granted on or after August 3, 2000. We will not accept partial tenders. For example, if you have three options which were granted on different days (January 14, 2000, August 3, 2000 and June 15, 2001, respectively), and you accept the offer, you must exchange all of the options granted on August 3, 2000 and June 15, 2001. You will not be able to exchange the option granted on January 14, 2000 because it will not be eligible for the offer. Our offer is subject to the terms and conditions described in this Offer to Exchange and the related Election Form and Notice to Change Election from Accept to Reject. We will only accept eligible options that are properly tendered and not validly withdrawn in accordance with Sections 4 and 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

     In addition, the new options will not be exercisable, whether or not vested, during a "blackout period" that begins from the grant of new options and ends on the earlier of (a) six months after the date of grant of the new options, or (b) the closing date of a sale of the company. Further details concerning the vesting terms and exercise restrictions of the new options are described below in Section 9 of this Offer to Exchange.

     It is important to note that if your employment is terminated for cause, or if you quit, resign or otherwise voluntarily terminate your employment with us before the end of the blackout period, your new options will be canceled immediately and will not be exercisable in any amount, regardless of whether the old options would have been fully or partially vested at the time of your voluntary termination. In this case, you would lose your rights under the new options, even though the old options would have been fully or partially vested at the time of your voluntary termination had they not been exchanged. This means you would never have the opportunity to exercise even your vested new options, whereas you would have been able to exercise your old options had you not participated in the exchange program.

     Each new option will be exercisable, subject to both the blackout period and its vesting schedule, for the number of shares equal to one hundred percent (100%) of the number of shares subject to the eligible option, subject to adjustment for any stock split, consolidation or like event. For example, if you hold an eligible option to purchase 4,800 shares, that option will be exchanged for a new option to purchase 4,800 shares.

     All new options will be issued under the same option plan as the eligible options surrendered and will be subject to a new option agreement between you and us. Outstanding incentive stock options ("ISO") will be exchanged for new ISOs, to the extent permitted under applicable tax law, and outstanding nonstatutory stock options ("NSO") will be exchanged for new NSOs. (See Section 9 below)

     The term "expiration date" means 9 p.m., California time, on Wednesday, December 5, 2001, unless and until we, in our discretion or if required by applicable rules of the Securities and Exchange Commission (SEC), extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish a notice:

     o we increase or decrease what we will give you in exchange for your options;

     o we decrease the number of options eligible to be exchanged in the offer; or

     o we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, California time.

3.   PURPOSE OF THE OFFER.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock.

By making this offer we intend to maximize stockholder value by creating better performance incentives for our employees, and thus increasing retention and motivation of our employees. In addition, we believe this offer will help us better achieve our commitment to the concept of employees as owners.

     Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

     o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

     o purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

     o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     o any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment, except: (1) Ofir Kedar resigned as a director in September 2001 and (2) we are currently negotiating and implementing changes to the material terms of employment for our executive vice presidents. Pursuant to the certificate of incorporation and bylaws of Brio Software, Inc., the vacancy created by Mr. Kedar's resignation may be filled by a majority vote of the remaining directors then in office.

     o    any other material change in our corporate structure or business;

     o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     o our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

     o the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     o the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

     o change our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

     Notwithstanding the foregoing, as we have previously announced in a press release dated August 9, 2001, we plan to seek additional financing to fund our operations. We are currently in the process of identifying and evaluating potential financing sources. Furthermore, we are in the process of implementing a companywide compensation plan that is intended to reduce cash salary expenses and provide performance-based stock incentives.

     Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your eligible options for exchange. Because the eligible employees hold options with a range of exercise prices, widely varying ratios of vested to unvested options and have future employment plans that are unknown to us, neither we nor our Board of Directors believes that a general recommendation regarding your decision is appropriate. You must make your own decision whether or not to tender your options. We encourage you to consult with your personal advisors if you have questions about your financial or tax situation.

4.   PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

     Making Your Election. To make your election to accept this offer, you must complete and sign the Election Form and deliver it to Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, fax
(408) 496-7690, before 9 p.m., California time, on Wednesday, December 5, 2001. Additional detailed instructions are attached to the Election Form. You should review the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject, along with all related attachments before making your election. You do not need to return the stock option agreements for your eligible options to effect your election to accept the offer.

     If we extend the offer beyond Wednesday, December 5, 2001, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. If you do not sign and deliver the Election Form before the offer expires, or if we are unable to accept any submitted Election Form for any reason, it will have the same effect as if you rejected the offer.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, change of election forms or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or change of election form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the tender of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you tender your eligible options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5.   CHANGE IN ELECTION; WITHDRAWAL RIGHTS.

     You may only change your election by following the procedures described in this Section 5. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options. No partial rejections will be accepted. We will only accept a paper copy of your change of election. Delivery by e-mail will not be accepted.

     You may change your election at any time before 9 p.m., California time, on Wednesday, December 5, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. In addition, if we have not accepted or canceled your tendered options for exchange by 9:00 p.m., California time, on Friday, January 4, 2002, you may withdraw your tendered options at any time after Friday, January 4, 2002.

     To change your election, you must deliver a Notice to Change Election from Accept to Reject to Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, fax (408) 496-7690 before the offer expires. The Notice to Change Election from Accept to Reject must be signed by you, have your name on it, and must clearly indicate that you elect to reject the offer for which you previously tendered options for exchange.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election from Accept to Reject, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms. Our determinations of these matters will be final and binding.

6. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

     On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange and cancel all options properly tendered and not validly withdrawn before the expiration date. You will not have any rights under any canceled options. Within four to six weeks after expiration of this offer, you will receive your new option agreement. The new options will have an expiration date on or prior to December 10, 2001, assuming an expiration date of December 10, 2001.

     If you submit your eligible options for exchange and your employment with Brio Software, Inc. terminates prior to the date the new options are granted, your eligible options that you tendered for exchange and we accepted will be canceled, and you will not receive any new options.

     Further, we will not grant new options to you if we are prohibited to do so by applicable law. We do not anticipate that we will be prohibited from granting your new options and we will use reasonable efforts to avoid any prohibition.

7.   CONDITIONS OF THE OFFER.

     We will not be required to accept any options tendered to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after November 2, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered to us:

     o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

     o any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (a) make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

          (b) delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

          (c) materially impair the benefits we believe we will receive from the offer; or

          (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     o    there is:

          (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

     o another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

          (a) any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before Wednesday, December 5, 2001;

          (b)  any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before Wednesday, December 5, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

     o any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects, stock price, or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them, in whole or in part, at any time and from time to time, prior to the expiration date, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights will not be deemed a waiver of all these rights. Any determination we make concerning the events described in this Section 7 will be final and binding with respect to all matters pertaining to the offer.

8.   PRICE RANGE OF COMMON STOCK.

     Our common stock is quoted on the Nasdaq National Market under the symbol "BRIO". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market. We completed our initial public offering in May 1998. Prior to May 1998 there was no public market for our common stock.


                                                           High                    Low
                                                          ------                  -----
Fiscal Year 2002
Quarter Ended
     June 30, 2001                                         $8.00       $5        $2.94
     September 30, 2001                                    $6.90                 $2.00
     March 31, 2001 (through October 25, 2001)             $2.70                 $1.00

Fiscal Year 2001
Quarter Ended
     June 30, 2000                                        $37.06                $13.13
     September 30, 2000                                   $21.38                $ 5.88
     December 31, 2000                                    $11.00                $ 2.63
     March 31, 2001                                       $15.31                $ 4.38

Fiscal Year 2000
Quarter Ended
     June 30, 1999                                        $21.00                $11.25
     September 30, 1999                                   $24.75                $12.81


     As of November 2, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $1.34 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

9.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. Each new option will be exercisable for one hundred percent (100%) of the number of shares subject to the eligible option being exchanged. The new options, which shall be granted from our 1998 Plan and 2000 Plan, will constitute consideration for the exchange of any eligible options.

     If we receive and accept tender of all outstanding eligible options, we will grant new options to purchase a total of 6,989,943 shares of our common stock based on the 6,989,943 eligible options outstanding granted on or after August 3, 2000. The common stock issuable upon exercise of the new options will equal approximately 26% of the approximately 29,302,332 million total shares of our common stock outstanding as of October 29, 2001.

     Terms of New Options. The new options will be issued under the applicable option plans (in most cases, the same option plan under which the eligible options were granted) and a new option agreement will be executed between each option holder who accepts the offer and Brio Software, Inc.

Except with respect to:

     o    the exercise price,

     o    restrictions on exercisability during the blackout period,

     o    the effect of termination on exercisability, and

     o    the expiration date,

and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options for which they are exchanged. Except as otherwise specified in this offer, the terms and conditions of the new options will be substantially similar to other options issued under the same stock option plan.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the option plans and the new option agreements are summaries, and are not complete. Complete information about the option plans and the new options is included in the option plans and the new option agreement between you and us. The forms of the new option agreements have been filed with the SEC as exhibits to the Schedule TO filed on the date of commencement of this offer. In addition, you should consult the prospectuses for the 1998 and 2000 Plans for further information regarding the tax consequences applicable to the new options. Please contact Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, phone (408) 496-7417 to request copies of the option plans, prospectuses or the forms of the new option agreements. Copies will be provided promptly and at our expense.

     General. As of November 2, 2001, the maximum number of shares of common stock we can issue in connection with options granted under the 1998 Plan and 2000 Plan, respectively, was 10,862,087 shares and 6,000,000 shares. Only the 1998 Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code. We may issue nonstatutory stock options, which are options that do not qualify as incentive options, under both Plans. Incentive options exchanged in this offer will be replaced with new incentive options, to the extent allowed under applicable tax law, and nonstatutory options will be replaced with nonstatutory options.

     Administration. The option plans may be administered by our Board of Directors or one or more committees of our Board. Generally, the option plans are administered by our Board, with respect to option grants in excess of 50,000 options, and by our President and CEO with respect to all other option grants. Our Board has discretion to determine the recipients of awards and the terms of option plan awards granted, including the exercise price, the number of shares subject to awards and the applicable vesting schedule. The administrator's determination and interpretation of option plan provisions is binding on all parties.

     Term. The term of each option granted under the plans is fixed by the Board of Directors at the time of grant. The new options to be granted under the offer will have a term that expires at 11:59 p.m., California time, on the five year anniversary of the date the new options are granted, which would be on or about December 10, 2006 assuming a December 10, 2001 grant date.

     Termination. The Board of Directors has the authority to determine the period of time, if any, after which your employment with us ends for any reason (including your death or disability) that you may exercise vested option shares. If your employment terminates for any reason other than your death or disability, under the 1998 Plan, you generally have three months in the case of an incentive stock option and six months in the case of a nonstatutory stock option to exercise option shares that were vested on your last day of employment. If your employment terminates for any reason other than your death or disability, under the 2000 Plan, you generally have three months to exercise your nonstatutory stock option shares that were vested on your last day of employment. Option shares that were unvested on your last day of employment terminate on that last day and you have no further rights to these shares. If you voluntarily terminate your employment with us prior to the end of the blackout period described in this offer, your new options will be canceled immediately and will not be exercisable in any amount, regardless of whether the old options would have been fully or partially vested at the time of your voluntary termination. If your employment terminates as a result of your death or disability (or you die within 30 days after your last day of employment), your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination, (a) for six months from the date of termination, if your termination is the result of your total and permanent disability, (b) for six months from the date of termination, under the 1998 Plan, if your termination is the result of your death, and (c) for twelve months from the date of termination, under the 2000 Plan, if the termination is the result of your death. However, in no event can a new option be exercised after its expiration date.

     If your option terminates under the circumstances specified in this section, your interests in the option plan will also terminate.

     Leave of Absence. A leave of absence will not have any impact on the number of shares you may purchase under the new options. However, like our other options, vesting under the new options may be suspended for personal unpaid leave in accordance with Brio Software, Inc. policy (that is, leave for discretionary personal reasons and not medical or family leave provided under our policy or applicable law). If you are currently on leave, and the vesting of your options is suspended as described above, if you accept this offer your new options will not begin to continue vesting until you return to work. If your new option expires before you vest in full because vesting was suspended while you were on leave, any unvested portion will be canceled. This policy may vary as required by law.

     Effect of Participating in this Offer on Eligibility for Bonuses under our New Bonus Program. Your participation in this offer does not affect your eligibility for bonuses under our new bonus program. The two programs are completely separate and distinct. The new bonus program provides for bonuses, to be paid in stock or cash at our election, if certain prospective corporate quarterly financial objectives are met. This bonus program does not impact your stock options in any way and your decision to participate or not participate in the option exchange program will not affect your eligibility to receive bonuses under the new bonus program.

     Exercise Price. Each new option will have an exercise price of $2.00. This price is higher than the current market price of our common stock, which closed at $1.34 on November 2, 2001. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. We will grant new options as soon as practicable after the expiration date of this offer, but in any event no later than 3 business days following the expiration date. We expect that the expiration date of this Offer to Exchange will be on or about Wednesday, December 5, 2001, so the grant date of the new options would be on or before Monday, December 10, 2001.

     Vesting and Exercise. The Board of Directors has the authority to determine the time or times at which options granted under the plans may be exercised. The Board of Directors may also accelerate the exercisability of options.

     Each new option will have the same vesting commencement date and vesting schedule as the old option for which it was exchanged. However, the new options will not be exercisable, whether or not vested, during a newly-imposed "blackout period" that begins on the date the new options are granted and ends on the earlier of

     o    six months after the date of grant of the new options, or

     o    the closing date of a sale of the company.

     For purposes of the offer, a sale of the company is a sale of all or substantially all of the assets of Brio Software, Inc., or a merger, consolidation or other capital reorganization of Brio Software, Inc. with or into any other corporation, other than a transaction in which the stockholders of Brio Software, Inc. immediately prior to the transaction own at least a majority of the voting power of the surviving corporation following the transaction.

     Note that the vesting schedule of options issued to new employees typically includes a "cliff" on vesting, meaning that shares do not vest during that cliff period, which usually lasts until one year after the start date of employment. New options will have the same cliff period as the old options that they replace. However, new options that are still in the cliff period at the time of the closing of a sale of the company will have their vesting schedules accelerated so that they would be vested in that number of shares in which they would have been vested had the option vested from the vesting commencement date without any cliff period, in equal monthly amounts over the vesting schedule. As compared to the old option, the cliff period under a new option will end early in the case of the closing of a sale of the company during the cliff period.

     The following two examples illustrate the vesting and exercisability of the new options:

     Example 1 concerns an eligible option to purchase 4,800 shares, which has a vesting commencement date of January 1, 2001. Assume the vesting schedule of this eligible option is: 1/4 of the shares (1,200 shares) vest 12 months after the vesting commencement date and 1/48 of the shares (100 shares) vest each month after that. Assume this eligible option is exchanged, and the new option is granted on December 10, 2001. The cliff vesting period of the old option ends on January 1, 2002, which will have passed by the date that is six months after the new date of grant, June 10, 2002. So the blackout period of the new option will end on June 10, 2002, unless a sale of the company occurs before that date. At the end of the blackout period, the new option will be vested and exercisable for 1,700 shares (1,200 shares that vested on the one-year cliff date and 100 shares multiplied by 5 full months (January through May) passed following the cliff vesting date), and will vest 100 shares per month after that. However, if a sale of the company closes on, for example, April 10, 2002, then the blackout period will end on that date, at which time the option will be vested as to 1,500 shares (1,200 shares that vested on the one-year cliff date and 100 shares multiplied by 3 full months (January through March) passed following the cliff vesting date), and will continue to vest as to 100 shares per month after that if the employee continues to work for us or our acquiror following the sale of the company.

     Note that the old option would have been vested for 1,700 shares on June 10, 2002 and for 1,500 shares on April 10, 2002, so on the date that the blackout period ends for the new option, the amount vested and the vesting schedule under the new option are the same as they would have been under the old option.

     Example 2, on the other hand, concerns an eligible option to purchase 4,800 shares, which has a different vesting commencement date: September 1, 2001. Assume the vesting schedule of this option is again: 1/4 of the shares (1,200 shares) vest 12 months after the vesting commencement date and 1/48 of the shares (100 shares) vest each month after that. As in the previous example, assume that this eligible option is exchanged, and the new option is granted on December 10, 2001. The cliff vesting period of the old option ends on September 1, 2002, which is after the date that is six months after the new date of grant, June 10, 2002. So the new option will not be exercisable until September 1, 2002 (at which time it will be exercisable for 1,200 vested shares), unless there is a sale of the company before that date. If a sale of the company closes on, for example, April 10, 2002, then the new option will become vested and exercisable on that date, at which time it will be vested for 700 shares (100 shares multiplied by 7 full months (September 2001 through March 2002) passed since the vesting commencement date), and will continue to vest as to 100 shares per month after that if the employee continues to work for us or our acquiror following the sale of the company.

     Note that the old option would have been vested for 1,200 shares on September 1, 2002, but would not have been vested and exercisable for any shares on April 10, 2002. So in this example, in the event of a sale of the company, the new option would be vested and exercisable earlier than the old option would have been.

     If your employment with us terminates during the blackout period, the exercisability of the new options will depend on whether you have been terminated for cause or voluntarily resigned. If we terminate your employment without cause during the blackout period, you will be able to exercise your new options for three months after the termination date to the extent those options are vested.

     If your employment is terminated for cause, or if you quit, resign or otherwise voluntarily terminate your employment with us before the end of the blackout period, your new options will be canceled immediately and will not be exercisable in any amount, regardless of whether the old options would have been fully or partially vested at the time of your voluntary termination. In this case, you would lose your rights under the new options, even though the old options would have been fully or partially vested at the time of your voluntary termination had they not been exchanged. This means you would never have the opportunity to exercise even your vested new options, whereas you would have been able to exercise your old options had you not participated in the exchange program.

     In addition, if an old option is early enough in its cliff vesting period (the period after grant before any option shares vest, generally one year) at the time of exchange, such that it would not have vested any shares by the date that is six months after the date of grant of the new options, then the new option issued in exchange for that old option will not vest any shares until the date that the old option would have vested shares. However, in the event of the closing of a sale of the company prior to the end of the cliff period, the new option will begin vesting even though the old option would have been in its cliff period. In other words, any cliff vesting period under an old option will not be shortened under the new option due to the passing of six months of the blackout period, but the cliff period under a new option will end early in the case of the closing of a sale of the company during the cliff period.

     The following two examples illustrate the vesting and exercisability of the new options:

     Example 1 concerns an eligible option to purchase 4,800 shares, which has a vesting commencement date of January 1, 2001. Assume the vesting schedule of this eligible option is: 1/4 of the shares (1,200 shares) vest 12 months after the vesting commencement date and 1/48 of the shares (100 shares) vest each month after that. Assume this eligible option is exchanged, and the new option is granted on December 10, 2001. The cliff vesting period of the old option ends on January 1, 2001, which will have passed by the date that is six months after the new date of grant, May 10, 2002. So the blackout period of the new option will end on May 10, 2002, unless a sale of the company occurs before that date. At the end of the blackout period, the new option will be vested and exercisable for 1,600 shares (100 shares multiplied by 16 full months passed since the vesting commencement date), and will vest 100 shares per month after that. However, if a sale of the company closes on, for example, April 10, 2002, then the blackout period will end on that date, at which time it will be vested for 1,500 shares (100 shares multiplied by 15 full months passed since the vesting commencement date), and will again vest 100 shares per month after that. Note that the old option would have been vested for 1,600 shares on May 10, 2002 and for 1,500 shares on April 10, 2002, so on the date that the blackout period ends for the new option, the amount vested and the vesting schedule under the new option are the same as they would have been under the old option.

     Example 2, on the other hand, concerns an eligible option to purchase 4,800 shares, which has a different vesting commencement date: September 1, 2001. Assume the vesting schedule of this option is again: 1/4 of the shares (1,200 shares) vest 12 months after the vesting commencement date and 1/48 of the shares (100 shares) vest each month after that. As in the previous example, assume that this eligible option is exchanged, and the new option is granted on December 10, 2001. The cliff vesting period of the old option ends on September 1, 2002, which is after the date that is six months after the new date of grant, again May 10, 2002. So the new option will not be exercisable until September 1, 2002 (at which time it will be vested exercisable for 1,200 shares), unless there is a sale of the company before that date. If a sale of the company closes on, for example, April 10, 2002, then the new option will become vested and exercisable on that date, at which time it will be vested for 700 shares (100 shares multiplied by 7 full months passed since the vesting commencement date), and will vest 100 shares per month after that. Note that the old option would have been vested for 1,200 shares on September 1, 2002, but would not have been vested and exercisable for any shares on April 10, 2002. So in this example, in the event of a sale of the company, the new option would be vested and exercisable earlier than the old option would have been.

     Finally, it is important to note that if you voluntarily terminate your employment with us prior to the end of the blackout period, your new options will be canceled immediately and will not be exercisable in any amount, regardless of whether the old options would have been fully or partially vested at the time of your voluntary termination. In this case, you would lose your rights under the new options, even though the old options would have been fully or partially vested at the time of your voluntary termination had they not been exchanged.

     Tax Consequences. You should refer to Section 14 for a discussion of the U.S. federal income tax consequences of the new options, and the eligible options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. You should refer to Section 15 for discussion of material international tax consequences for employees who are non-U.S. tax residents.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Brio Software, Inc., you will be able to sell your option shares free of any transfer restrictions under applicable securities laws, subject to any restrictions on transfer applicable to you under the Brio Software, Inc. Insider Trading Policy.

10.  INFORMATION ABOUT BRIO SOFTWARE, INC.

     Brio Software, Inc. delivers an analytic software platform that enables companies to drive better business decisions by leveraging their existing Information Technology (IT) infrastructures and information systems. The Brio Business Performance Platform helps drive an organization's business performance, allowing it to be more competitive, customer-focused and responsive to the changing demands of business.

     Brio Software, Inc. was incorporated in California in February 1989 and re-incorporated in Delaware in February 1998. Our headquarters is located in Santa Clara, California. Brio completed its initial public offering in May 1998, and our common stock is listed on the Nasdaq National Market under the symbol "BRIO".

     The financial information included in our annual report on Form 10-K for the fiscal year ended March 31, 2001, filed with the SEC on June 29, 2001 and amended on July 24, 2001 is incorporated by reference. See Section 18 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements. The statements of operations data and balance sheet data for the three months ended June 30, 2001 and 2000 and for the years ended March 31, 2001 and 2000 are derived from our unaudited financial statements appearing in our Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 14, 2001 or our audited financial statements appearing in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 29, 2001 and amended on July 24, 2001, which are hereby incorporated by reference.

     All information in thousands except share and per share data


                                                                    Three Months ended              Year Ended
                                                                      June 30, 2001                  March 31,
                                                               -----------------------------  ------------------------
                                                                (Unaudited)    (Unaudited)        2001         2000
                                                               -------------- --------------  -----------  -----------
Statements of Operations:
Total revenues                                                 $29,057        $33,025         $149,974     $132,036
Gross profit                                                   $21,128        $26,024         $118,794     $111,947
Net loss                                                       $(7,633)       $(4,455)        $ (9,650)    $(10,910)
Basic and diluted net loss per share                           $ (0.26)       $ (0.16)        $  (0.34)    $  (0.43)


                                                                                                 March 31,
                                                                                       -------------------------------
                                                                   June 30, 2001            2001            2000
                                                               ----------------------- --------------- ---------------
                                                                    (Unaudited)
Balance Sheets Data:
Current assets                                                 $41,461                 $56,421         $71,407
Noncurrent assets                                              $35,124                 $33,134         $14,457
Current liabilities                                            $54,402                 $61,922         $52,118
Noncurrent liabilities                                         $ 1,365                 $ 1,266         $ 5,620



11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of November 2, 2001, our executive officers and non-employee directors (11 persons) as a group held options outstanding under the 1998 Plan to purchase a total of 4,211,376 shares of our common stock and no options under our 2000 Plan. This, respectively, represented approximately 63%, and 0% of the shares subject to all options outstanding under the 1998 Plan and the 2000 Plan as of that date. Of the options held by these persons under the 1998 Plan, 4,126,376 options to purchase shares of common stock are eligible options. This offer is not being made to our non-employee directors.

     In the sixty (60) days prior to and including November 2, 2001, the executive officers and directors of Brio Software, Inc. had the following transactions in Brio Software, Inc. shares: Yorgen H. Edholm, Bernard J. Lacroute, E. Floyd Kvamme, Michael Kline and Ernest von Simson, all members of our board members, were each granted on September 7, 2001, an option to purchase 5,000 shares of common stock at an exercise price of $2.85 per share.

     Except as otherwise described above and other than ordinary course grants of stock options to employees who are not officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past sixty (60) days by Brio Software, Inc. or, to our knowledge, by any officer, director, affiliate or subsidiary of Brio Software, Inc.

12. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Eligible options we acquire in connection with the offer will be canceled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the option plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     We believe that we will record compensation expense as a result of the offer because:

     o we will grant the new options within three business days of the date we accept and cancel eligible options tendered to us; and

     o the exercise price of the new options will be less than the exercise price of the eligible options tendered to us on the date we grant the new options.

     As a result of our decision to extend this offer to our employees, all new options issued or granted under this offer will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charges reflecting increases and decreases in the price of our common stock in compensation expense in connection with the new options issued or granted under the offer. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these new options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense.

13.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in Section 7.

14.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. The summary does not discuss any state or local tax consequences of the offer. You should refer to Section 15 for material international tax consequences for employees who are non-U.S. tax residents. For additional information regarding the tax consequences of participating in the offer, you should consult the prospectuses for the 1998 and 2000 Plans. Please contact Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, phone (408) 496-7417 to request copies of the prospectuses. Copies will be provided promptly and at our expense.

     We believe that if you exchange outstanding options for new options, you will not be required to recognize income for federal income tax purposes upon the surrender of your old options and the receipt of your new options. If the options you exchange in the offer are incentive stock options, the new options you receive in the exchange will commence a new incentive stock option holding period (rather than continuing the holding period of the current options) as of the date of the grant of the new options for purposes of qualifying for the benefits provided to holders of incentive stock options under federal income tax law. In addition, depending on your particular circumstances, the new options could in part fail to qualify as incentive stock options by virtue of a federal income tax law limitation which provides that, to the extent the aggregate fair market value (determined as of the date the new options are granted) of stock with respect to which incentive stock options are first exercisable during any calendar year exceeds $100,000, such excess options must be treated as nonstatutory stock options rather than incentive stock options. You should consult your own tax advisor with respect to the potential application of this limitation and the consequences of exceeding it under your personal circumstances.

     If you elect not to exchange your options for new options in connection with the offer, you also will not be subject to current income tax. However, if your options are incentive stock options, you should be aware that the Internal Revenue Service may characterize the offer as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the Internal Revenue Service that your options are modified could cause the options to be deemed re-granted to you as of the date of the offer, thereby causing your incentive stock option holding period to re-commence as of such date and, depending on your personal circumstances, possibly causing a portion of your incentive stock options to be treated as nonstatutory options as a result of the $100,000 limitation referred to above.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE INTERNATIONAL, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING OR DECLINING TO PARTICIPATE IN THE OFFER.

15.  MATERIAL INTERNATIONAL TAX CONSEQUENCES

     The following is a general summary of the material international income tax consequences of the exchange of options pursuant to the offer. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should refer to Section 14 for material U.S. federal tax consequences tax consequences for employees who are U.S. tax residents. For additional information regarding the tax consequences of participating in the offer, you should consult the prospectuses for the 1998 and 2000 Plans. Please contact Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa

Clara, California 95054, phone (408) 496-7417 to request copies of the prospectuses. Copies will be provided promptly and at our expense.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN AUSTRALIA.

     The following is a general summary of the tax consequences of the exchange of options under the Offer for Australian tax residents. This discussion is based on Australian tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD OBTAIN PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     Tax Treatment of Old Options

     If, on the original grant, you did not elect to be taxed at grant, when you elect to exchange your eligible options, this could give rise to a taxable event because the "cessation time" in relation to the options has occurred (you are deemed to have disposed of the options when you relinquish your rights to the eligible options exchanged). The amount to be included in assessable income is the difference between the amount of consideration received on disposal (in this case on relinquishing the old options) and the amount paid for acquiring the options. However, if the new options do not have an inherent discount, the Australian Taxation Office has ruled their "value" for these purposes is zero, so no tax should arise.

     If, on the original award, you did elect to be taxed at grant, then when you elect to exchange your eligible options, this could give rise to capital gains tax "sale". The amount to be included in assessable income is the difference between the value of the new options and the taxed amount at grant (where options are taxed at grant, a statutory valuation applies). If the new options do not have an inherent discount, the Australian Taxation Office has ruled their "value" for these purposes is zero, so the "sale" may produce a capital loss equal to the taxed value at grant. This loss can be deducted against taxable capital gains, or carried forward for deduction against future taxable capital gains.

     Tax Treatment of New Options

     The new options will not be granted under an employee share scheme; they will be deemed to be granted because you were a holder of the eligible options. You are receiving the new options in exchange for relinquishing the eligible options, so you should not be taxed when you receive the new options. Nor should you be taxed when you exercise the new options to acquire shares. If there is no inherent discount "at grant," the Australian Taxation Office has ruled their "value" for these purposes is zero, so there should be no tax implication on grant or exercise of the new options. The new options are subject to capital gains tax in Australia when they (or the shares acquired through exercising the options) are disposed of. If you sell those shares, you may be taxed on the difference between the sales proceeds and the exercise price. If you sell the shares at least 12 months after purchase, only one-half of the gain should be taxable.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN BRAZIL.

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances. It is a general summary for employees who are tax residents in Brazil of the tax consequences of the exchange of eligible options for new options under the Offer. This discussion is based on the Brazilian tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     You should not be taxed when the new option is granted. Nor should you be subject to tax when you exercise the option. When you sell the shares, you may or may not realize a capital gain.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN CANADA.

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. It is a general summary for employees who are tax residents in Canada of the tax consequences of the exchange of eligible options for new options under the Offer. This discussion is based on the Canadian tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     Generally, the grant of new options should not be a taxable event under the Income Tax Act (Canada). However, this position is not certain with respect to eligible options which you tender for exchange and cancellation in accordance with the terms of the Offer. Although we do not believe there will be a taxable event on the exchange, it is possible that if the stock price drops between the time of the cancellation of eligible options and the grant of new options, the value of the new options would be required to be included in your income. Additionally, on the subsequent exercise of the new options and on the subsequent disposition of the underlying shares, you may not be able to include the amount previously included in income and taxed in the cost basis of the new options for the purpose of calculating tax on the option "spread" and also may not be able to include this amount in the cost basis of the shares acquired upon the exercise of the new options for the purpose of calculating any capital gains or losses arising on the disposition of such shares.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN CHINA.

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances. It is a general summary for employees who are tax residents in China of the tax consequences of the exchange of eligible options for new options under the Offer. This discussion is based on the Chinese tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     Due to exchange control and securities law restrictions in the People's Republic of China, you will only be able to exercise your new options using the full cashless exercise method whereby the options are exercised without remitting any cash. You will not be entitled to receive and hold shares of our stock when you exercise your options and new options. Under the cashless exercise method of exercise, the broker will immediately sell all of the shares that you are entitled to purchase. You will receive the cash proceeds from the sale, minus the exercise price and any taxes, withholding obligations, commissions and brokers' fees associated with the transaction.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN FRANCE.

     The following is a general summary of the income tax and social contributions consequences of the exchange of options under the offer for French tax residents. This discussion is based on French tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     Neither the 1998 Plan nor the 2000 Plan qualify for French tax purposes and therefore the favorable tax and social treatment will not apply. You should not be subject to tax when the new option is granted. When you exercise the new option, you may be subject to tax on the spread gain equal to the difference between the option price and the fair market value of stock acquired on the exercise date.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN GERMANY.

     The following is a summary description of the German income tax consequences of the exchange of eligible options pursuant to the Offer. This discussion is based on the German tax law as of the date of this Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     Under current law, you should not realize taxable income upon the grant of a new option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN JAPAN.

     The following is a summary description of the Japanese income tax consequences of the exchange of eligible options pursuant to the Offer. This discussion is based on the Japanese tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     Under current law, you should not realize taxable income upon the grant of a new option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN MEXICO.

     The following is a summary description of the Mexican income tax consequences of the exchange of eligible options pursuant to the Offer. This discussion is based on the Mexican tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     Under current law, you should not realize taxable income upon the grant of a new option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN SINGAPORE.

     The following is a summary description of the Singaporean income tax consequences of the exchange of eligible options pursuant to the Offer. This discussion is based on the Singaporean tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     Under current law, you should not realize taxable income upon the grant of a new option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN UNITED KINGDOM.

     The following is a summary description of the United Kingdom income tax consequences of the exchange of eligible options pursuant to the Offer. This discussion is based on the United Kingdom tax law as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

     Options granted under the 1998 and 2000 Plans, including the new options, may be subject to tax at option exercise. At that time, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise would be compensation income taxable at applicable marginal income tax rates.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE INTERNATIONAL, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING OR DECLINING TO PARTICIPATE IN THE OFFER.

16.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

     Prior to the expiration date to terminate or amend the offer we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 7 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the tendered options promptly after we terminate or withdraw the offer.

     As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

     We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 6:00 a.m., California time, on the next business day following the previously scheduled expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release or sending an e-mail message.

     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

     o we increase or decrease what we will give you in exchange for your options;

     o we decrease the number of options eligible to be exchanged in the offer; or

     o we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

17.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting holders of eligible options under this offer to exchange.

18.  ADDITIONAL INFORMATION.

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our annual report on Form 10-K for our fiscal year ended March 31, 2001, filed with the SEC on June 29, 2001, and amended July 24, 2001 and including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on July 27, 2001;

     (b) our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001;

     (c) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on April 6, 1998, including any amendments or reports we file for the purpose of updating that description; and

     (d) our current reports on Form 8-K, filed with the SEC on August 4, 1999, as amended, and August 13, 2001.

     The SEC file number for these filings is 000-23997. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

         450 Fifth Street, N.W.           500 West Madison Street
                Room 1024                        Suite 1400
         Washington, D.C. 20549           Chicago, Illinois 60661


     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "BRIO," and our SEC filings can also be read on The Nasdaq Stock Market's website at http://www.nasdaq.com, or at the following address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you. Requests should be directed to:

                              Brio Software, Inc.,
                              Attn: Haleh Carrillo
                           4980 Great America Parkway
                          Santa Clara, California 95054

or by telephoning Haleh Carrillo at (408) 496-7417 between the hours of 9:00 a.m. and 5:00 p.m., Santa Clara, California local time.

     As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Brio Software, Inc. should be read together with the information contained in the documents to which we have referred you.

19.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the impact of proposed and implemented changes, the potential for fluctuations in our quarterly operating results, our dependence upon our direct sales force, our ability to attract and retain qualified personnel and our lengthy product sales cycle. More information about factors that potentially could affect our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2001, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. Please note that the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with this offer.

     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange because the eligible employees hold options with a range of exercise prices, widely varying ratios of vested to unvested options and have future employment plans that are unknown to us, neither we nor our Board of Directors believes that a general recommendation regarding your decision is appropriate. You must make your own decision whether or not to tender your options. We encourage you to consult with your personal advisors if you have questions about your financial or tax situation. The information about this offer from Brio Software, Inc. is limited to this document and the related Election Form and Notice to Change Election from Accept to Reject.


                                             Brio Software, Inc.
                                             November 5, 2001

                                   SCHEDULE A

            INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF
                               BRIO SOFTWARE, INC.

     The directors and executive officers of Brio Software, Inc. and their positions and offices as of November 2, 2001, are set forth in the following table:

Directors:
---------

         Yorgen H. Edholm           Chairman
         Craig D. Brennan           Director
         Bernard J. Lacroute        Director
         E. Floyd Kvamme            Director
         Michael Kline              Director
         Ernest von Simson          Director

Executive Officers:
------------------

         Name                  Position and Offices Held

         Craig D. Brennan      President and Chief Executive Officer
         Donald Beck           Executive Vice President, Worldwide Sales
         Todd Davis            Executive Vice President, Worldwide Operations
         Jim Guthrie           Executive Vice President, Product Development
         Brian Gentile         Chief Marketing Officer
         Tamara MacDuff        Chief Financial Officer and
                                Executive Vice President, Finance

     The address of each director and executive officer is: c/o Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054.

                                OFFER TO EXCHANGE

                             OUTSTANDING OPTIONS TO

                        PURCHASE COMMON STOCK, PAR VALUE

              $0.001 PER SHARE, GRANTED ON OR AFTER AUGUST 3, 2000

                                       OF

                               BRIO SOFTWARE, INC.

                                ----------------

     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Haleh Carrillo, Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054, phone (408) 496-7417.